Exhibit 99.2

P R E S S R E L E A S E

For Immediate Release

Splunk Appoints Stephen G. Newberry to Board of Directors

Splunk Co-Founder Erik Swan to Focus on Chief Technology Officer Role

San Francisco, CA — November 27, 2012 — Splunk Inc. (NASDAQ: SPLK), the leading software platform for real-time operational intelligence, announced that Stephen G. Newberry has been appointed to the company’s Board of Directors effective as of January 1, 2013.

“We are extremely pleased to welcome Steve to our board,” said Godfrey Sullivan, Chairman and CEO, Splunk. “Steve’s years of experience as a leader of global technology companies coupled with his deep operational knowledge will add a valuable dimension to an already strong board.  I look forward to Steve’s contributions to Splunk.”

“With the explosion of machine-generated data comes the opportunity for organizations to gain immensely valuable operational intelligence,” said Newberry.  “As a former executive of a global business, the value and insight that Splunk software can provide organizations is impressive. I look forward to contributing as a board member to Splunk’s continued success.”

Mr. Newberry has been a director of Lam Research Corporation since June 2005 and has served as the Chairman of the Board since November 2012.  He served as Lam Research’s Chief Executive Officer from June 2005 to December 2011, President from July 1998 to November 2010, and Chief Operating Officer from 1997 to 2005. Mr. Newberry joined Lam Research in August 1997 as Executive Vice President and Chief Operating Officer. Prior to joining Lam Research, Mr. Newberry held various executive positions at Applied Materials, Inc. during his 17-year tenure there.  Mr. Newberry also serves on the board of directors of Nanometrics Incorporated, a provider of process control metrology and inspection systems.

Co-founder Erik Swan, who has been a member of the Splunk board since the company was founded in October 2003, will focus on his role as the company’s Chief Technology Officer and has decided to retire from the company’s Board of Directors.  As Splunk CTO, Swan continues to serve as the company’s chief product visionary and evangelist.

“I want to thank Erik for his years of service as a board member, especially in the critical formative years of the company, and look forward to his continued contributions as our CTO,” added Sullivan.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) provides the engine for machine data™. Splunk® software collects,

Splunk Inc. www.splunk.com

indexes and harnesses the machine-generated big data coming from the websites, applications, servers, networks and mobile devices that power business. Splunk software enables organizations to monitor, search, analyze, visualize and act on massive streams of real-time and historical machine data. More than 4,400 enterprises, universities, government agencies and service providers in over 80 countries use Splunk Enterprise to gain Operational Intelligence that deepens business and customer understanding, improves service and uptime, reduces cost and mitigates cyber-security risk. Splunk Storm, a cloud-based subscription service, is used by organizations developing applications in the cloud.

To learn more, please visit www.splunk.com/company.

Splunk and the engine for machine data are registered trademarks or trademarks of Splunk Inc., and/or its subsidiaries and/or affiliates in the United States and/or other jurisdictions. All other brand names, product names or trademarks belong to their respective holders.  © 2012 Splunk Inc. All rights reserved.

For more information, please contact:

Sherry Lowe

Splunk Inc.

415-852-5529

slowe@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415.848.8476

ktinsley@splunk.com